Exhibit 99.1

BPZ Energy Completes CX11-15D Well in Corvina; Provides Operations Update

•                  On Wednesday June 10, 2009, 5:28 pm EDT

HOUSTON—(BUSINESS WIRE)—BPZ Resources, Inc. (NYSE Amex: BPZ) today announced that the CX11-15D well has been completed and placed into the long term testing program currently underway in the Corvina field located in offshore Block Z-1 in northwest Peru. Seven separate oil sands were encountered in the well, out of which three intermediate oil sands have been completed at this time.

Five tests have been conducted on either specific oil sands or commingled ones. The 15D well also has six gas sands, the lowest gas sand being in close vertical proximity to the upper oil section. Upon finalization of the tests, the 15D well was completed with a single production string in three of the oil sands that were successfully tested, leaving two accessible oil sands to be added at a later date and the two uppermost oil sands isolated from the producing sands. The well has been averaging approximately 1,200 barrels of oil per day (bopd). This initial average production rate for the 15D well is a preliminary number. The volume could decrease or increase depending on the performance over time of the well. A mechanical deficiency in the production string allowing gas to flow into the completion has been identified and partially resolved. Further analysis is ongoing and will allow the Company to decide what further actions to take on the well. The Company believes that production rates may increase once the mechanical deficiency has been successfully resolved, as demonstrated by the results of the individual tests. The gas sands will remain behind pipe until needed for the gas-to-power project the Company is pursuing.

It is important to note that this is only the fifth oil well in the Corvina field, and the independent reserves engineers have estimated that a total of 14 oil wells will be needed to deplete the Proved SEC oil reserves.

Corvina Operations

The Company has begun the CX11-20XD workover which, as previously announced, will attempt to eliminate gas channeling from gas sands located in close proximity above the oil zone, which has been limiting oil production from the well. The 20XD has been shut in for the past few weeks due to the excessive gas being produced. The well was reopened at a reduced choke three days prior to the workover to verify its condition and averaged approximately 1,500 bopd due to the channeled gas. This tested average production rate could decrease or increase depending on the performance over time of the well. The Company expects the workover to take approximately one month to complete. During this period of time the well will be off-line.

In addition, the Company successfully upgraded both production flow lines from the CX-11 platform in Corvina to the floating production, storage and offloading barge (FPSO). The new lines have enhanced capacity to handle the combined production of oil, gas and water from the CX-11 platform in a safe and efficient manner.

Albacora

The Albacora platform refurbishment is nearing completion and the Company intends to mobilize the new rig, upon completion of the ongoing acceptance test, to the platform in late June or early July. The first well (A-14XD) should be spud toward the end of July or early August. The A-14XD will be a twin to the discovery well drilled by Tenneco in 1972, which previously tested both oil and gas in the upper formation in commercial quantities. The Company’s first well in Albacora will target both the upper and lower formations and has already been approved by the authorities as an exploration well due to the fact that the lower formation has not been previously tested, thus meeting the current period license commitment for the Z-1 Block.

Reserve-Based Credit Facility

Natixis, a major French bank, is continuing its efforts to arrange and structure, on an exclusive basis, a reserve-based credit facility for the Company. The facility has been revised to $70 million, inclusive of the $15 million received under the International Finance Corporation (IFC) Senior Note. The Company expects the initial borrowing capacity available under the facility to be approximately $50 million, inclusive of the already funded $15 million IFC Senior Note. Natixis is awaiting confirmation of commitment from a fourth and final financial institution, which is currently going through its credit committee approval process, in order to complete the $70 million facility. If the fourth financial institution commits to the facility, each of the other three institutions may be required to reaffirm the final structure of the facility with their credit committees prior to moving on to the closing process.

In addition, closing of the commercial credit facility is dependent upon the successful negotiation of the related loan documents, and funding is predicated on the satisfaction of certain customary conditions precedent as will be specified in the loan documents. Both the Natixis and IFC facilities would be governed by a single Common Terms Agreement. Terms of the reserve-based credit facility are expected to be commensurate with similar transactions in the market at the time of closing. Based on the current activities, the Company would expect to close this financing during the third quarter of this year. However, the Company cannot provide assurance that the required level of commitments will be received or that the financing will close when anticipated, if at all.

Corvina Gas-to-Power Project

After receiving proposals for the Corvina gas-to-power project, management has selected a potential partner and discussions with that party have been initiated. The Company currently expects that the process will continue into at least the early part of the fourth quarter of 2009.

Manolo Zuñiga, President and Chief Executive Officer commented, “The 15D well has penetrated more oil zones than any other well. However, just like in the 20XD, due to the well’s high angle, we ended up with a gas channeling issue, thus forcing us to bypass, for now, the two uppermost oil sands. We are modifying our well design to address the high angle issue in future wells. Initial production rates may be somewhat restricted by the tubing size used in the single completion, which means that the 15D may produce at stabilized rates for a longer period of time than previous wells as it has more sands contributing. It was important to avoid the gas from the upper gas zones when completing this well, as we have no immediate use for the gas until the gas-to-power project is operational. We have moved the rig to begin the workover on the 20XD, where we need to address a similar gas channeling issue from the gas zone above the oil zone.” Mr. Zuñiga added, “We continue to make good progress in our operations. Both flow lines are now upgraded and operational, and we have added a production manifold at the Corvina platform. The Albacora work is progressing nicely and should allow the Company to have its second rig working in the third quarter.”

“Even though we are in the midst of a tight credit market, progress on our debt financing is being made. We have had very encouraging feedback from the banks and institutions involved with the facility and some have already received credit committee approval to participate with Natixis.” Mr. Zuñiga concluded, “We are moving forward with negotiations on an agreement on the gas-to-power project. We have selected a potential partner and are expecting to have the agreement in place by early fourth quarter of this year. This project is important as it should give BPZ a means to monetize its gas-in-place in Corvina.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our financing effort, including securing sufficient commitments, final documentation and execution of debt financing documents with IFC and Natixis, accuracy of well test results, satisfaction of well test period requirements, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

Contact:

BPZ Resources, Inc.

Greg Smith, 281-752-1240

Director of Investor Relations and

Corporate Communications